BlackRock Series, Inc. (the "Registrant"):  BlackRock
International Fund (the "Fund")
77Q1(e):

Copies of any new or amended Registrant investment advisory
Contracts

Attached please find as an exhibit to Sub-Item 77Q1(e) of Form
N-SAR, a copy of the Sub-Advisory Agreement between BlackRock
Advisors, LLC and BlackRock International Limited with respect to the Fund


SUB-INVESTMENT ADVISORY AGREEMENT

   AGREEMENT dated February 27, 2017, between BlackRock Advisors, LLC, a Delaware limited liability company (the "Advisor"), and BlackRock International Limited, a corporation organized under the laws of Scotland (the "Sub-Advisor").
   WHEREAS, the Advisor has agreed to furnish investment advisory services to BlackRock International Fund (the "Fund"), a series of BlackRock Series, Inc., a Maryland corporation (the "Corporation"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");
   WHEREAS, the Advisor wishes to retain the Sub-Advisor to provide it with certain sub-advisory services as described below in connection with Advisor's advisory activities on behalf of the Fund;
   WHEREAS, the advisory agreement between the Advisor and the
Corporation, dated
                                 , 2017 (such agreement or the
most recent successor agreement between such parties relating to advisory services to the Corporation is referred to herein as the "Advisory Agreement") contemplates that the Advisor may sub-contract investment advisory services with respect to the Fund to a sub-advisor; and
   WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Sub-Advisor is willing to furnish such services upon the terms and conditions herein set forth;
   NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:
   1. Appointment. The Advisor hereby appoints the Sub-Advisor to act as sub-advisor with respect to the Fund and the Sub-Advisor accepts such appointment and agrees to render the services herein set forth for the compensation herein provided. For the purposes of the rules of the Financial Conduct Authority of the United Kingdom and based on information obtained in respect of the Advisor, the Advisor will be treated by the Sub-Advisor as a professional client. The Advisor acknowledges and accepts this categorization. The Advisor has the right to request a different categorization at any time from the Sub-Advisor, however the Sub-Advisor only provides the services to professional clients and will no longer be able to provide services to the Advisor in the event of a request for a change in categorization.
   2. Services of the Sub-Advisor. Subject to the succeeding provisions of this section, the oversight and supervision of the Advisor and the Corporation's Board of Directors, the
Sub-Advisor will perform certain of the day-to-day operations of the Fund, which may include one or more of the following services, at the request of the Advisor: (a) acting as investment advisor for and managing the investment and reinvestment of those assets of the Fund as the Advisor may from time to time request and in connection therewith have complete discretion in purchasing and selling such securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund; (b) arranging, subject to the provisions of Section 3 hereof, for the purchase and sale of securities and other assets of the Fund; (c) providing investment research and credit analysis concerning the Fund's investments, (d) assisting the Advisor in determining what portion of the Fund's assets will be invested in cash, cash equivalents and money market instruments, (e) placing orders for all purchases and sales of such investments made for the Fund, and (f) maintaining the books and records as are required to support Fund investment operations. At the request of the Advisor, the Sub-Advisor will also, subject to the oversight and supervision of the Advisor and the Corporation's Board of Directors, provide to the Advisor or the Corporation any of the facilities and equipment and perform any of the services described in Sections 2 or 3 of the Advisory Agreement. In addition, the Sub-Advisor will keep the Corporation and the Advisor informed of developments materially affecting the Fund and shall, on its own initiative, furnish to the Fund from time to time whatever information the Sub-Advisor believes appropriate for this purpose. The Sub-Advisor will periodically communicate to the Advisor, at such times as the Advisor may direct, information concerning the purchase and sale of securities for the Fund, including: (a) the name of the issuer,
(b) the amount of the purchase or sale, (c) the name of the broker or dealer, if any, through which the purchase or sale will be effected, (d) the CUSIP number of the instrument, if any, and (e) such other information as the Advisor may
reasonably require for purposes of fulfilling its obligations to the Corporation under the Advisory Agreement. The Sub-Advisor will provide the services rendered by it under this Agreement in accordance with the Fund's investment objectives, policies and restrictions as stated in the Fund's Prospectus and Statement of Additional Information (as currently in effect and as they may be amended or supplemented from time to time) and the
resolutions of the Corporation's Board of Directors.
   The Sub-Advisor represents, warrants and covenants that it is authorized and regulated by the Financial Conduct Authority ("FCA" and the applicable rules promulgated by the FCA, the "FCA Rules").
   References in this Agreement to the "Supplemental Disclosures" means any document of that title provided to potential clients of the Sub-Advisor and its delegates prior to investment that contains the Sub-Advisor's disclosures, as amended and notified to the Advisor from time to time.
   3. Covenants. (a) In the performance of its duties under this Agreement, the Sub-Advisor shall at all times conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the "Advisers Act") and all applicable Rules and Regulations of the Securities and Exchange Commission (the "SEC"); (ii) any other applicable provision of law; (iii) the provisions of the Fourth Articles of Amendment and Restatement and Amended and Restated By-Laws of the Corporation, as such documents are amended from time to time; (iv) the investment objectives and policies of the Fund as set forth in the Fund's Registration Statement on Form N-1A and/or the resolutions of the Board of Directors; and (v) any policies and determinations of the Board of the Directors of the Corporation.
      (b) In addition, the Sub-Advisor will:
            (i) place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Sub-Advisor will attempt to obtain the best price and the most favorable execution of its orders. The Advisor has been provided with the Supplemental Disclosures which contain a copy of the Sub-Advisor's order execution policy and hereby confirms that it has read and understood the information in the order execution policy and agrees to it. In particular, the Advisor agrees that the Sub-Advisor may trade outside of the regulated market or multilateral trading facility. In placing orders, the Sub-Advisor will consider the experience and skill of the firm's securities traders as well as the firm's financial responsibility and administrative efficiency. Consistent with this obligation, the Sub-Advisor may select brokers on the basis of the research, statistical and pricing services they provide to the Fund and other clients of the Advisor or the Sub-Advisor. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Sub-Advisor hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Sub-Advisor determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Advisor and the Sub-Advisor to the Fund and their other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long-term. Subject to the foregoing and the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Sub-Advisor may select brokers and dealers with which it or the Fund is affiliated;
            (ii) maintain books and records with respect to the Fund's securities transactions and will render to the Advisor and the Corporation's Board of Directors such periodic and special reports as they may request;
            (iii) maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. When the Sub-Advisor makes investment recommendations for the Fund, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Fund's account are customers of the commercial department of its affiliates; and
            (iv) treat confidentially and as proprietary
information of the Fund all records and other information relative to the Fund, and the Fund's prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.
      (c) In addition, the Advisor:
 (i) agrees that the Sub-Advisor may, to the extent
permitted by the FCA Rules, aggregate transactions for the
Fund with transactions for other clients and/ or its own
account, but shall be under no obligation to aggregate transactions for the Fund. In relation to a particular order, aggregation may operate on some occasions to the
advantage of the Advisor and on other occasions to the
Advisor's disadvantage.  However, it must be unlikely that
the aggregation of orders and transactions will work
overall to the disadvantage of the Advisor before
transactions will be aggregated; and
 (ii) instructs the Sub-Advisor not to make or book
client limit orders (being a specific instruction from the Advisor to buy or sell a financial instrument at a specified price limit or better and for a specified size)
in respect of securities admitted to trading on a regulated market which are not immediately executed under prevailing market conditions.
 (d) The Advisor acknowledges that the Sub-Advisor does not
hold "client money" and/or "safe custody assets" for the Advisor under the Client Asset Rules (the "CASS Rules") of the FCA.
   4. Services Not Exclusive. Nothing in this Agreement shall prevent the Sub-Advisor or any officer, employee or other affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Sub-Advisor will
undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.
   5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records which it maintains for the Fund are the
property of the Corporation and further agrees to surrender promptly to the Corporation any such records upon the Corporation's request. The Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act (to the extent such books and records are not maintained by the Advisor).
   6. Expenses. During the term of this Agreement, the Sub-Advisor will bear all costs and expenses of its employees and any overhead incurred by the Sub-Advisor in connection with its duties hereunder; provided that the Board of Directors of the Corporation may approve reimbursement to the Sub-Advisor of the pro-rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on Fund operations (including, without limitation, compliance matters) (other than the provision of investment advice and administrative services required to be provided hereunder) of all personnel employed by the Sub-Advisor who devote substantial time to Fund operations or the operations of other investment companies advised or sub-advised by the Sub-Advisor.
   7. Compensation.
      (a) The Advisor agrees to pay to the Sub-Advisor and the Sub-Advisor agrees to accept as full compensation for all services rendered by the Sub-Advisor as such, a monthly fee in arrears at an annual rate equal to the amount set forth in Schedule A hereto. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.
      (b) For purposes of this Agreement, the net assets of the Fund shall be calculated pursuant to the procedures adopted by resolutions of the Directors of the Corporation for calculating the value of the Fund's assets or delegating such calculations to third parties.
 (c) If Advisor waives or reimburses any or all of its
advisory fee payable under the Advisory Agreement pursuant to an expense limitation agreement or other advisory fee waiver agreement, with respect to the Fund, Sub-Advisor will bear its share of the amount of such waiver or reimbursement by waiving fees otherwise payable to it hereunder on a proportionate basis to be determined by comparing the aggregate fees that would otherwise be paid to it hereunder with respect to the Fund to the aggregate fees that would otherwise be paid by the Corporation to Advisor under the Advisory Agreement with respect to the Fund. Advisor shall inform Sub-Advisor prior to waiving or reimbursing any advisory fees.
   8. Indemnity.
      (a) The Fund may, in the discretion of the Board of Directors of the Corporation, indemnify the Sub-Advisor, and each of the Sub-Advisor's directors, officers, employees,
agents, associates and controlling persons and the directors, partners, members, officers, employees and agents thereof (including any individual who serves at the Sub-Advisor's request as director, officer, partner, member, trustee or the like of another entity) (each such person being an "Indemnitee") against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable state law) reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Indemnitee may be or may have been involved as a party or otherwise or with which such Indemnitee may be or may have been threatened, while acting in any capacity set forth herein or thereafter by reason of such Indemnitee having acted in any such capacity, except with respect to any matter as to which such Indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that such Indemnitee's action was in the best interest of the Fund and furthermore, in the case of any criminal proceeding, so long as such Indemnitee had no
reasonable cause to believe that the conduct was unlawful; provided, however, that (1) no Indemnitee shall be indemnified hereunder against any liability to the Fund or its shareholders or any expense of such Indemnitee arising by reason of
(i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of such Indemnitee's position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as "disabling conduct"), (2) as to any matter disposed of by settlement or a compromise payment by such Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Fund and that such Indemnitee appears to have acted in good faith in the reasonable belief that such Indemnitee's action was in the best interest of the Fund and did not involve disabling conduct by such
Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board of Directors of the Corporation.
      (b) The Fund shall make advance payments in connection
with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation of the Indemnitee's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund unless it is subsequently determined that such Indemnitee is entitled to such indemnification and if the Directors of the Corporation determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the Indemnitee shall provide a security for such Indemnitee's undertaking, (B) the Fund shall be insured against losses arising by reason of any unlawful advance, or (C) a majority of a quorum consisting of Directors of the Corporation who are neither "interested persons" of the Corporation (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding ("Disinterested Non-Party Directors") or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification.
      (c) All determinations with respect to the standards for indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnitee is not liable by reason of disabling conduct, or (2) in the absence of such a decision, by (i) a majority vote of a quorum of the
Disinterested Non-Party Directors of the Corporation, or (ii) if such a quorum is not obtainable or even, if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion. All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized shall be made in accordance with the immediately preceding clause (2) above.
   The rights accruing to any Indemnitee under these provisions shall not exclude any other right to which such Indemnitee may be lawfully entitled.
9. Limitation on Liability.
 (a) The Sub-Advisor will not be liable for any error of
judgment or mistake of law or for any loss suffered by the Advisor or by the Corporation or the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement. As used in this Section 9(a), the term "Sub-Advisor" shall include any affiliates of the Sub-Advisor performing services for the Fund contemplated hereby and partners, directors, officers and employees of the Sub-Advisor and such affiliates.
 (b) Notwithstanding anything to the contrary contained in
this Agreement, the parties hereto acknowledge and agree that this Agreement is executed by the Directors and/or officers of the Corporation, not individually but as such Directors and/or officers of the Corporation, and the obligations hereunder are not binding upon any of the Directors or shareholders individually but bind only the estate of the Corporation.
   10. Duration and Termination. This Agreement shall become effective as of the date hereof and, unless sooner terminated with respect to the Fund as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive periods of 12 months, provided such continuance is specifically approved at least annually by both
(a) the vote of a majority of the Corporation's Board of Directors or a vote of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote and (b) by the vote of a majority of the Directors, who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Corporation or the Advisor at any time, without the payment of any penalty, upon giving the Sub-Advisor 60 days' notice (which notice may be waived by the Sub-Advisor), provided that such termination by the Corporation or the Advisor shall be directed or approved by the vote of a majority of the Directors of the Corporation in office at the time or by the vote of the holders of a majority of the outstanding voting securities of the Fund entitled to vote, or by the Sub-Advisor on 60 days' written notice (which notice may be waived by the Corporation and the Advisor), and will terminate automatically upon any termination of the Advisory Agreement between the Corporation and the Advisor. This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meanings of such terms in the 1940 Act.)
   11. Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.
   12. Amendment of this Agreement. This Agreement may be
amended by the parties only if such amendment is specifically approved by the vote of the Board of Directors of the Corporation, including a majority of those Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval and, where required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the
Fund.
   13. Miscellaneous. The captions in this Agreement are
included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this
Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.
   14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions, conflict with the applicable provisions of the 1940 Act, the latter shall control.
   15. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.



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   IN WITNESS WHEREOF, the parties hereto have caused this
instrument to be executed by their duly authorized officers designated below as of the day and year first above written.

BLACKROCK ADVISORS, LLC

By:  /s/ Neal J. Andrews
Name: Neal J. Andrews
Title:  Managing Director

BLACKROCK INTERNATIONAL LIMITED

By:  /s/ Austen Lewis
Name: Austen Lewis
Title:  Managing Director

BLACKROCK INTERNATIONAL LIMITED

By:  /s/ Elliott Hughes
Name: Elliott Hughes
Title:  Director

AGREED AND ACCEPTED
as of the date first set forth above
BLACKROCK INTERNATIONAL FUND,
A SERIES OF BLACKROCK SERIES, INC.

By:_/s/ John M. Perlowski__________________________
Name: John M. Perlowski
Title: Chief Executive Officer and President of the Fund






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Schedule A
Sub-Investment Advisory Fee

   Pursuant to Section 7, for that portion of the Fund for which the Sub-Advisor acts as sub-advisor, Advisor shall pay a fee to Sub-Advisor equal to ___% of the advisory fee received by the Advisor from the Fund with respect to such portion, net of: (i) expense waivers and reimbursements, (ii) expenses relating to distribution and sales support activities borne by the Advisor, and (iii) administrative, networking, recordkeeping, sub-transfer agency and shareholder services expenses borne by the Advisor.